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                                                                     EXHIBIT 4.2

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                      -----------------------------------

     AMENDMENT, dated as of May 5, 1999, to the Rights Agreement, dated as of September 10, 1996 (the "Rights Agreement"), between ViroPharma Incorporated, a Delaware corporation (the "Company"), and StockTrans, Inc. a Delaware corporation, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement; and

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


     1. The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended by adding the following additional sentence to the end of such definition:

          Notwithstanding the foregoing, neither Perseus-Soros BioPharmaceutical Fund, LP, a Delaware limited partnership ("Perseus"), nor any Affiliate or Associate of Perseus shall not be deemed to be "Acquiring Persons" with respect to their beneficial ownership, pursuant to the terms of the Investment Agreement, dated May __, 1999, between the Company and Perseus, of (i) any shares of Series A Convertible Participating Preferred Stock, par value $.001 per share ("Perseus Preferred Stock"), (ii) any warrants to purchase Common Shares ("Perseus Common Warrants"), (iii) any Common Shares issuable upon the exercise of Perseus Common Warrants, and (iv) any Common Shares issuable upon the conversion of shares of Perseus Preferred Stock, or the Perseus Warrants, as the case may be (the "Exempted Transactions").

     2. Section 11(a)(ii)(B) of the Rights Agreement is amended and restated in its entirety to read as follows:

               (B) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person or entity organized, appointed or established by the
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          Company for or pursuant to the terms of any such plan or Perseus, alone or together with its Affiliates or Associates), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 20% or more of the Common Shares then outstanding, unless the event causing the 20% threshold to be crossed is a Section 13 Event, or is an acquisition of Common Shares pursuant to a tender offer or an exchange offer for all outstanding Common Shares at a price and on terms that provide fair value to all stockholders, determined by at least a majority of the members of the Board of Directors, after taking into consideration all factors that such members of the Board of Directors deem relevant, including, without limitation, the long-term prospects and value of the Company and the prices and terms that such members of the Board of Directors believe, in good faith, could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value,

     3.   Section 11(a)(ii)(C) is amended to become a new Section 11(a)(ii)(D).

     4.   The following Section 11(a)(ii)(C) is hereby added:

               (C) Perseus, alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 2% or more of the Common Shares then outstanding (other than Common Shares beneficially owned as a result of the Exempted Transactions), unless the event causing the 2% threshold to be crossed is a Section 13 Event, or is an acquisition of Common Shares pursuant to a tender offer or an exchange offer for all outstanding Common Shares at a price and on terms that provide fair value to all stockholders, determined by at least a majority of the members of the Board of Directors, after taking into consideration all factors that such members of the Board of Directors deem relevant, including, without limitation, the long-term prospects and value of the Company and the prices and terms that such members of the Board of Directors believe, in good faith, could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value, or

     5. Unless otherwise defined herein, the terms used herein shall have the meanings ascribed to them in the Rights Agreement.

     6. This Amendment to the Rights Agreement may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more counterparts. All counterparts shall collectively constitute a single agreement.

     7. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way effect any of the terms,

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conditions, obligations, covenants or agreements contained in the Rights
Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.



                              VIROPHARMA INCORPORATED

Attest:

________________              By:_______________________________
                                    Vincent J. Milano
                              Title:Vice President and Chief Financial Officer



                              STOCKTRANS, INC.

Attest:

_______________               By:_______________________________
                                 Title: